Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

LEGEND INVESTMENT MANAGEMENT, LLC

AND

FORGE INNOVATION DEVELOPMENT CORP.

This ASSET PURCHASE AGREEMENT (this “Agreement”) effective March 24, 2023, by and between Legend Investment Management, LLC, a California Limited Liability Corporation (“Legend LLC”), Steven Zhi Qin, the managing member of Legend LLC and Yue Zhang, the managing member of Legend LLC (collectively the “Seller”), and Forge Innovation Development Corp., a California corporation (“Buyer”) with respect to the following facts and circumstances:

A. Seller is the owner of 66% of the membership interests of Legend International Investment, LP, a California Limited Partnership (“Legend LP”), which owns 100% of Mission Marketplace; a grocery anchored shopping center (the “Property”) located at 6240 Mission Boulevard in Jurupa Valley, California. The Property contains two, one-story and one, two-story buildings containing 48,722 total square foot of gross leasable area situated on a 4.51-acre site, and the approximate net value of Legend LP is valued at $2,700,000 (the “Net Value”) based on (1) the Property’s valuation appraisal report dated on February 20, 2023, (2) Legend LP’s net book value as of February 28, 2023 and (3) the loan agreement to Legend LP by a third-party lender effective on March 23, 2023.

B. Seller desires to sell, and Buyer desire to purchase, 77.3% of the Seller’s 66% ownership of Legend LP (the “Asset”) pursuant to the terms and conditions set forth herein. After the Closing, the Buyer will own 51% of Legend LP and the Seller will own 15% of Legend LP.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations and warranties set forth herein, each of the parties hereto hereby agrees as follows:

1. Purchase of Asset.

1.1 Purchase. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer the Asset, in exchange for one million, nine hundred and sixty-seven thousand, one hundred and forty-three (1,967,143) shares of the common stock of the Buyer valued at $1,377,000 (the “Exchange Shares”), which equals 51% of Legend LP’s Net Value. The Exchange Shares shall be delivered to the seller at the Closing.

1.2 Closing. The purchase of the Asset shall take place at a closing at the offices of the Buyer at 6280 Mission Blvd., Unit 205, Jurupa Valley, California 92509 on or before March 25, 2023, or such other place, day, and time as may be agreed upon by Seller and Buyer (the “Closing Date”).

(i) The Seller shall deliver to the Buyer, in form and substance reasonably satisfactory to the Buyer certificates or documents of transfer/assignment of the 51% interests in Legend LP, together with such other documents that may be required to allow such ownership interests in the Legend LP to be transferred to the Buyer.

(ii) The Buyer shall deliver to the Seller, in form and substance reasonably satisfactory to the Seller certificates evidencing the Exchange Shares, registered in the name of the Seller.

1.3 Further Assurances. Each of the parties hereto shall execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate the purchase of the Asset as contemplated hereby.

2. Representations, Warranties and Covenants of Seller.

As an inducement for Buyer to enter into this Agreement, as of the date hereof and as of the Closing Date, Seller represents, warrants, and agrees as follows:

2.1 This Agreement has been or, as of the Closing Date, will have been duly executed and delivered by Seller and constitutes or, upon execution, will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by limitations on the availability of equitable remedies).

2.2 Seller has and at the time of the Closing Date will have, good and indefeasible title to the Asset and on the Closing Date, Seller will deliver the Asset free and clear of any liens, claims, security interest or other encumbrances created by or through Seller,

2.3 Seller has full power and right to sell and transfer the Asset to Buyer pursuant to the terms hereof and shall deliver such approval from Legend LP as the Buyer may require to be assured that the transfer of the Asset to Buyer has been recorded on the books of Legend LP.

2.4 The Seller understands that an investment in the Buyer is subject to substantial risks.

2.5 The Seller has been given access to full and complete information regarding the Buyer and has utilized such access to the Seller’s satisfaction for the purpose of obtaining such information regarding the Buyer as the Seller has reasonably requested. In particular, the Seller has been given a reasonable opportunity to review such documents as Seller has requested and to ask questions of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the Exchange Shares and the business and affairs of the Buyer and to obtain any additional information concerning the Company’s business to the extent reasonably available so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

2.6 The Seller, in determining to exchange its Assets, (i) has been encouraged to seek and has had the opportunity to rely upon the advice of the Seller’s legal counsel, accountants, and other advisors with respect to the Exchange Shares, and (ii) has relied solely upon the advice of the Seller’s legal counsel, accountants, or other financial advisors with respect to the financial, tax, and other considerations relating to the Exchange.

2.7 The Seller (i) can bear the economic risk of the Exchange Shares for its Assets, including a total loss of the Seller’s investment; (ii) has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of this shares exchange transaction, or the Seller is being advised by others (acknowledged by the Seller as being the “Seller’s Representative(s)”) such that they and the Seller together are capable of making such evaluation.

2.8 The Seller acknowledges and understands that the Exchange Shares are a speculative investment in a small-cap company that involves a high degree of risk and there can be no guaranty of the amount of or type of consideration, profit or loss to be realized, if any, as a result of the Exchange Shares for the Assets.

2.9 The Seller acknowledges and agrees that the Exchange Shares are being acquired for the Seller’s own account and not on behalf of or for the benefit of any U.S. Person and the sale and resale of the Shares has not been prearranged with any U.S. Person or buyer in the United States. The Seller represents and warrants that, as of the date of this agreement, the Seller has no present plan or intention to sell the securities in the U.S. at any predetermined time. The Seller represents, warrants, and covenants that neither the Seller nor its affiliates nor any person acting on its or their behalf has entered into, has the intention of entering, or will enter into any option, equity swap or other similar derivative instrument in the U.S. with respect to the Exchange Shares at any time until the end of a period of six months from the date of this Agreement. Nothing herein shall prevent the Seller from selling the securities acquired hereunder in accordance with U.S. securities laws.

2.10 The Seller understands that the Exchange Shares are not registered under the Securities Act or the securities laws of any state, are “restricted securities” within the meaning of Rule 144 under the Securities Act, and are subject to substantial restrictions on transfer.

2.11 The Seller understands that until such time as the Exchange Shares are registered with appropriate regulatory authorities allowing Shares to be freely transferable, or the applicable holding period and other conditions for sale have been satisfied for the Exchange Shares to be sold pursuant to an exemption from the requirements for registration of the Exchange Shares, the Seller may be precluded from selling or otherwise transferring or disposing of the Exchange Shares.

2.12 The Seller understands that, except upon certain limited circumstances, the restrictions on the sale, transfer, and disposition of the Exchange Shares will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to the Exchange Shares including, without limitation, any other shares or securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

3. Miscellaneous.

3.1 All representations and warranties of Seller made under Section 2 of this Agreement shall survive for a period of one (1) year from execution hereon.

3.2 This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof.

3.3 This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law provisions thereof.

3.4 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assign. This Agreement and the rights and obligations of the parties hereto shall not be assignable by any party hereto without the written consent of the other parties hereto.

3.5 The validity, legality, or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect.

3.6 None of the terms or provisions of this Agreement shall be modified, waived, or amended, except by a written instrument signed by the party against which any modification, waiver, or amendment is to be enforced.

3.7 This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document. Any signature page delivered by a fax machine, telecopy machine or electronic mail shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original signed counterpart to any party which requests it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Forge Innovation Development Corp. (“Buyer”)

By:	/s/ Patrick Liang
Name:	Patrick Liang
Title:	President & Chief Executive Officer

Legend Investment Management, LLC (“Seller”)

By:	/s/ Steven Zhi Qin
Name:	Steven Zhi Qin
Title:	Managing Member

By:	/s/ Yue Zhang
Name:	Yue Zhang
Title:	Managing Member